                                  EXHIBIT 10.2

                        PERSONNEL GROUP OF AMERICA, INC.
                              AMENDED AND RESTATED
                     MANAGEMENT INCENTIVE COMPENSATION PLAN


1.       PURPOSE AND DESIGN

This Management Incentive Compensation Plan (the "Plan") is intended to provide an incentive for superior work and to motivate all employees of Personnel Group of America, Inc. ("PGA," and together with its subsidiaries, "the Company") and its subsidiaries toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified employees. The Plan is designed to ensure that the bonuses paid hereunder to Section 162(m) Employees (as defined below) are deductible without limit under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the "Code").

2.       ELIGIBLE EMPLOYEES

The Plan Committee (as defined below) shall determine and designate, from time to time, from among all employees of the Company (the "Eligible Employees") those persons who may receive bonuses under the Plan, and thereby become participants in the Plan ("Participants"). Certain of such Participants who are or may be "covered employees" as defined in Section 162(m)(3) of the Code may be designated as "Section 162(m) Employees," and those Participants who are not
Section 162(m) Employees shall hereinafter be referred to as "Non-Section 162(m) Employees." In making these selections, the Plan Committee shall consider any and all factors it deems relevant, including the individual's functions, responsibilities, value of services to the Company and past and potential contributions to the Company's profitability and sound growth.

3.       THE PLAN COMMITTEE

The "Plan Committee" shall consist of one or more persons who are appointed by the Board of Directors of PGA to administer all or portions of the Plan. The Plan Committee shall have the sole discretion and authority to administer and interpret the Plan.

4.       BONUSES

(a) An Eligible Employee may receive a bonus payment hereunder based upon the attainment of performance objectives established by the Plan Committee and related to one or more of the following corporate business criteria: pre-tax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues, collections of accounts receivable or productivity. Within the first 90 days of each fiscal year (or, if longer, within the maximum period allowed under Section 162(m) of the Code), the Plan Committee shall select the Participants for such fiscal year. Designation of an Eligible Employee as a Participant for a fiscal year shall not, however, in any manner entitle such Participant to receive a bonus award under the Plan for such fiscal year. The entitlement of any Participant to payment of a bonus award for such fiscal year shall be decided solely in accordance with the provisions of this Plan. All of the bonus awards issued under the Plan to Section 162(m) Employees are intended to qualify as "performance-based compensation" under Section 162(m) of the Code.

(b) Within the first 90 days of each fiscal year (or, if longer, within the maximum period allowed under Section 162(m) of the Code), the Plan Committee shall calculate each Participant's base salary for the fiscal year then beginning. The base salary for any fiscal year shall be the Participant's base salary as of the first day of such fiscal year. Once the base salary is determined for any fiscal year, the base salary will not change for that fiscal year.

(c) Within the first 90 days of each fiscal year (or, if longer, within the maximum period allowed under Section 162(m) of the Code), the Plan Committee shall establish in writing for such fiscal year:

         (i) the specific performance goals for such fiscal year for each Participant; and

         (ii) a bonus matrix detailing the bonus award for each Participant in this Plan if the performance goals for such individual are attained. The amount of a Participant's bonus award for any fiscal year will be calculated from the bonus formula for such fiscal year, which bonus formula shall be the product of the Participant's base salary and the percentage derived from the bonus matrix.

(d) The form of bonus awards shall be determined as follows:

      (i) Each Participant in the Plan shall have the right to elect to receive up to fifty (50%) percent of the Participant's bonus award for a fiscal year in fully vested stock options in lieu of cash. Such election must be made by notice to the Company given by no later than the last business day of the fiscal year to which such award relates. Such notice shall set forth the percentage of the Participant's bonus award the Participant elects to receive in fully vested stock options, and such notice shall be binding on the Participant and irrevocable after the date given. Bonus awards elected by a Participant to be paid in stock options shall be paid as follows. The percentage specified in the notice referred to above shall be converted into a number of fully vested stock options using the Black-Scholes option pricing method or a derivative thereof as calculated by the Plan Committee, with such calculation being done as of the last business day of the fiscal year for which such bonus award is otherwise payable. The Company will issue that number of fully vested stock options to the Participant. All stock options issued hereunder will be granted under the Company's 1995 Equity Participation Plan, and will be granted thereunder as of the last business day of the fiscal year for which such bonus award is otherwise payable.

      (ii) The portion of a Participant's bonus award not paid in stock options pursuant to clause (i) above shall be paid in cash on or prior to March 1 in the year succeeding the fiscal year for which such bonus award is payable.

(e) No bonuses shall be paid to Section 162(m) Employees under the Plan unless and until the Plan Committee makes a certification in writing with respect to the attainment of the objective performance standards as required by Code
Section 162(m). Although the Plan Committee may in its sole discretion reduce the bonus payable to a Section 162(m) Employee, the Plan Committee shall have not discretion to increase the amount of a Section 162(m) Employee's bonus.

(f) The Plan Committee shall have the discretion to apply or not apply the foregoing provisions to bonuses payable to Non-Section 162(m) Employees.

(g) The payment of a bonus to a Participant with respect to a bonus period shall be conditioned upon the Participant's employment by the Company on the last day of the performance period; provided, however, that the Plan Committee may make exceptions to this requirement, in its sole discretion, in the case of a Participant's retirement, death or disability.

(h) Notwithstanding any provision contained in this Plan to the contrary, the maximum bonus award payable to any Participant for any bonus period shall be equal to the lesser of 250% of the Participant's base salary with respect to such bonus period or $1,250,000.

5.       AMENDMENT AND TERMINATION

PGA reserves the right to amend or terminate this Plan at any time in its sole discretion. Any amendments to the Plan shall require stockholder approval only to the extent required by applicable laws, regulations or stock exchange requirements.